EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sequential Brands Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 2,500,000 shares of common stock of Sequential Brands Group, Inc. (the “Company”) that may be issued pursuant to its 2013 Stock Incentive Compensation Plan, of our report dated March 30, 2012, relating to the Company’s 2011 financial statements which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 1, 2013.

/s/ Weinberg & Company, P.A.

Los Angeles, California

August 2, 2013